Exhibit 99.1

January 2, 2019

Dear Fellow Shareholder,

I am pleased to update you on the progress we have made on our strategic alternatives process to provide liquidity for you and all our shareholders. This is a process that began in late 2017 and continued in 2018 when we established a special committee of the board and engaged KeyBanc Capital Markets Inc. and HFF Securities L.P. to act as financial advisors to the special committee.

In September 2018, we publicly disclosed our marketing of 63 of our medical properties (medical office buildings, post-acute care facilities and specialty hospitals). After undergoing a thorough and careful exploration and review of the company’s alternatives for these assets and conducting an expanded auction process, the board of directors and special committee unanimously approved the sale of 55 of those healthcare assets to Welltower Inc. (NYSE: WELL) for a gross price of $1.25 billion. The price represents a premium to our investment basis and to the gross asset value allocated to these assets in our most recent estimated net asset valuation as of December 2017.

Assets Sale(s)

The sale of the 55 properties is the first transaction approved pursuant to the company’s ongoing strategic alternatives process. We will continue to hold the remaining eight of the 63 properties for sale as we pursue separate efforts to market and sell them. The company believes that selling the eight properties separately from the larger transaction should assist to maximize value for shareholders. Furthermore, we will continue to market for sale our six skilled nursing facilities in Arkansas.

The company intends to use the sales proceeds from the pending Welltower transaction to repay secured debt and pay costs related to closing. With the approval from our board of directors, we may use proceeds to make a special distribution to shareholders and rebalance other corporate borrowings to ensure an even stronger balance sheet as we continue to consider liquidity initiatives in 2019. I will update you further once we have closed on the sale and additional information becomes available.

As with any real estate transaction, especially one of this size, the sale to Welltower is subject to customary closing conditions, including governmental and third-party consents. Therefore, there is no assurance if, or when, the sale will close; however, the company anticipates that the closing could occur during the first half of 2019.

The buyer of the 55 asset portfolio, Welltower, is a NYSE publicly traded REIT that invests in seniors housing, post-acute care communities and outpatient medical properties throughout the U.S. Welltower (f/k/a Healthcare REIT) is headquartered in Toledo, Ohio and has: a 45-year operating history, an enterprise value approaching $37 billion and owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom.

Portfolio Update

Since launching in 2011 and making our first investment in 2012, CNL Healthcare Properties has strategically built a high-quality portfolio of diversified seniors housing and healthcare real estate. Following the Welltower transaction, 87 properties will remain in our portfolio, primarily consisting of private-pay seniors housing communities found in 31 states. Our seniors housing-centric holdings continue to perform very well and are comparatively young to our peer set, with an asset average age of less than ten years.

Our board of directors routinely meets to establish the quarterly distribution rate based on its analysis of cash flows available for distribution expected to be generated by the portfolio going forward. The board will meet after the sale is complete to carefully deliberate on and determine a new quarterly distribution rate based on the remaining portfolio. This information will be shared with you as soon as that determination is made.

We are focused and energetic in continuing to manage the company and portfolio as we work day-to-day with our operators and managers to further drive property and investment performance, while exploring additional liquidity alternatives. Those options continue to include, but are not limited to, listing on a national securities exchange; an orderly sale of the company’s assets and distribution of the net sales proceeds; and a business combination or any other transaction with a third party/parties to provide cash and/or securities of a publicly traded company.

Looking Ahead

I am pleased to share the news of the pending larger transaction and highlight our other strategic activities. I will continue to keep you informed on material matters as we diligently move forward on the Welltower transaction and other planned strategic initiatives in the coming weeks and months.

On behalf of our board of directors and the entire company, thank you for the confidence you have carefully placed in CNL Healthcare Properties. If you have questions regarding this letter, please contact CNL Client Services, 866-650-0650, option 3, or your financial advisor.

Sincerely,

Stephen H. Mauldin

President & Chief Executive Officer

cc: Financial representatives

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Stockholders and financial advisors should not place undue reliance on forward-looking statements.